Exhibit (a)(5)(ii)
News Release
Contact Information:
Investors:
Steven Moore
408-200-9221
smoore@pixelworks.com
Pixelworks Announces Preliminary Results of its
“Modified Dutch Auction” Tender Offer
TUALATIN, Ore., February 29, 2008 — Pixelworks, Inc. (NASDAQ: PXLW), an innovative provider of powerful video and pixel processing technology, today announced the preliminary results of its “Modified Dutch Auction” tender offer for a portion of its outstanding 1.75% convertible subordinated debentures due 2024. The offer expired at 5:00 p.m., New York City time, on Thursday, February 28, 2008.
In accordance with the terms and conditions of the tender offer, and based on a preliminary count by Mellon Investor Services LLC, the depositary for the tender offer, Pixelworks expects to accept for payment $50,000,000 aggregate principal amount of convertible debentures plus $248,000 aggregate principal amount of convertible debentures pursuant to Pixelworks’ right to purchase up to an additional 2% of the outstanding convertible debentures without extending the tender offer in accordance with applicable federal securities laws at a purchase price of $740 per $1,000 principal amount, for a total cost of approximately $37,184,000.
Based on the preliminary count by the depositary, approximately $77,729,000 aggregate principal amount of convertible debentures were properly tendered and not withdrawn in the tender offer.
Holders of convertible debentures who properly tendered their convertible debentures in the tender offer at or below the purchase price will have all of their tendered convertible debentures accepted for payment.
The determination of the final aggregate principal amount of convertible debentures accepted for payment is subject to confirmation by the depositary of the proper delivery of debentures validly tendered and not withdrawn. Pixelworks will announce the actual aggregate principal amount of convertible debentures accepted for payment and the final purchase price following the completion of the confirmation process. Payment for convertible debentures accepted for purchase will occur promptly thereafter.

The aggregate principal amount of convertible debentures that Pixelworks expects to purchase represents 35.9% of its currently outstanding principal amount of convertible debentures.
In the tender offer, Pixelworks offered to purchase, for cash, up to $50 million aggregate principal amount of its outstanding convertible debentures at a price not greater than $750 nor less than $680, per $1,000 principal amount, plus accrued and unpaid interest thereon up to, but not including, the date of purchase of the convertible debentures. The maximum aggregate purchase price for the convertible debentures that Pixelworks sought to purchase in the tender offer was $37.5 million, plus accrued and unpaid interest.
The dealer manager for the tender offer is Thomas Weisel Partners LLC. The information agent for the tender offer is Laurel Hill Advisory Group, and the depositary is Mellon Investor Services LLC. All inquiries about the tender offer should be directed to the information agent at (800) 555-3858. Banks and brokers may call (516) 933-3100.
About Pixelworks, Inc.
Pixelworks, headquartered in Tualatin, Oregon, is an innovative provider of powerful video and pixel processing technology for manufacturers of digital projectors and flat panel display products. Pixelworks’ flexible design architecture enables our unique technology to produce outstanding image quality in our customers’ display products in a range of solutions including system-on-chip ICs, co-processor and discrete ICs. At design centers in Shanghai and San Jose, Pixelworks engineers relentlessly push pixel performance to new levels for leading manufacturers of consumer electronics and professional displays worldwide.
Pixelworks® and the Pixelworks logo® are trademarks of Pixelworks, Inc.
Forward-Looking Statements
Forward-looking statements in this release, including those statements relating to the tender offer, such as the amount of convertible debentures tendered in the tender offer, are based on current expectations. These statements are not guarantees of future events or results. Future events and results involve some risks, uncertainties and assumptions that are difficult to predict. Actual events and results could vary materially from the description contained herein due to many factors including changes in the market and price for the Company’s securities; changes in the Company’s business and financial condition; changes in the debt markets in general; and other risks identified in the risk factors listed from time to time in the Company’s Securities and Exchange Commission filings.
The forward-looking statements we make today, speak as of today, and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today, except as required by law. Please refer to our Schedule TO-I filed on January 29, 2008 and our Annual Report on Form 10-K for the year ended December 31, 2006 and subsequent SEC filings for a description of factors and conditions that could cause actual events and results to differ materially from those described here.
Tender Offer Statement
This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell, any securities.